Moomjian, Waite & Coleman, LLP

100 Jericho Quadrangle

Suite 208

Jericho, New York 11753

(516) 937-5900

Fax (516) 937-5050

June 9, 2014

Lakeland Industries, Inc.

701 Koehler Avenue, Suite 7

Ronkonkoma, NY 11779

Ladies and Gentlemen:

We have acted as counsel to Lakeland Industries, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Post-Effective Amendment No. 2 to Form S-1 Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling stockholder named therein (the “Selling Stockholder”) of up to 1,068,506 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issuable (i) upon exercise of the warrant, dated June 28, 2013 (the “Warrant”), (ii) by virtue of price-protection anti-dilution adjustments under the Warrant, and/or (iii) in payment of interest on the note, dated June 28, 2013 (the “Note”). The Warrant and the Note were issued to the Selling Stockholder in a private placement transaction on June 28, 2013. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals, telecopies or copies (certified or otherwise identified to our satisfaction) of (i) the restated certificate of incorporation of the Company filed as Exhibit 4.1 to the Registration Statement, (ii) the amended and restated bylaws of the Company filed as Exhibit 4.2 to the Registration Statement, (iii) resolutions of the board of directors of the Company, (iv) the Registration Statement, (v) the Warrant, (vi) the Note, and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials, officers and other representatives of the Company, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Warrant or the Note, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinion set forth in this letter is effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We express no opinion other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ Moomjian, Waite & Coleman, LLP

Moomjian, Waite & Coleman, LLP